CERTIFICATE

      The undersigned, Controller of TRAVELERS SERIES FUND INC. (the "Fund"), hereby certifies that the Fund has received full payment, in accordance with the provisions of its Prospectus, for 46,762,083 shares of common stock, par value $0.00001 per share, the sales of which are reported in the Fund's Rule 24f-2 Notice covering the fiscal year ended October 31, 1996 and that the facts otherwise stated in such Notice are true.


                                   Thomas M. Reynolds
                                   Controller

Dated:         December 20, 1996